UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17F-2]

1. Investment Company Act File Number:			Date Examination completed:
811-23124			December 18, 2020

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin Templeton ETF Trust

Franklin LibertyQ Emerging Markets ETF
Franklin LibertyQ U.S. Small Cap Equity ETF
Franklin LibertyQ U.S. Mid-Cap Equity ETF
Franklin LibertyQ U.S. Equity ETF
Franklin FTSE Asia ex Japan ETF
Franklin FTSE China ETF
Franklin FTSE Europe Hedged ETF
Franklin FTSE Japan ETF
Franklin FTSE Japan Hedged ETF
Franklin FTSE South Korea ETF

4. Address of principal executive office: (number, street, city, state, zip code)
One Franklin Parkway, San Mateo, CA 94403

[PWC LOGO]

Report of Independent Accountants

To the Board of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Floating Rate Master Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin Universal Trust
Franklin U.S. Government Money Fund
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Global Investment Trust
Templeton Global Smaller Companies Fund
Templeton Income Trust
Templeton Institutional Funds

and the Board of Directors and Management of:

Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (collectively, the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of January 31, 2020.  The Funds’ management is responsible for its assertion and the Funds’ compliance with those requirements.  Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  Included among our procedures were the following tests performed as of January 31, 2020, and with respect to agreement of security purchases and sales, for the period from November 30, 2019 (see Attachment A for details) through January 31, 2020:

•        Without prior notice to management, confirmation of all securities held by Franklin Templeton

•        Investors Services, Inc., (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

•        Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

•        Agreement of 55 security purchases and 55 security sales across the Funds since our last report from the books and records of the Funds to the records of the Transfer Agent

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2020 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees or Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

December 18, 2020

PricewaterhouseCoopers LLP, 405 Howard Street Suite 600, San Francisco, California 94105

T: +1(415) 598 5000, F: +1(415) 498 7000, www.pwc.com

Attachment A	Examination Period
Templeton Global Investment Trust:
Templeton Emerging Markets Small Cap Fund[a]	November 30, 2019 – January 31, 2020
Templeton Frontier Markets Fund[a]	November 30, 2019 – January 31, 2020
Templeton Global Balanced Fund[a]	November 30, 2019 – January 31, 2020

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund[a]	November 30, 2019 – January 31, 2020

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund[a]	November 30, 2019 – January 31, 2020
Franklin Growth Opportunities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Natural Resources Fund[a]	November 30, 2019 – January 31, 2020
Franklin Small Cap Growth Fund[a]	November 30, 2019 – January 31, 2020
Franklin Small-Mid Cap Growth Fund[a]	November 30, 2019 – January 31, 2020
Franklin Strategic Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin Templeton SMACS Series Ea	November 30, 2019 – January 31, 2020
Franklin Templeton SMACS Series Ia	November 30, 2019 – January 31, 2020

Franklin High Income Trust:
Franklin High Income Fund[a]	November 30, 2019 – January 31, 2020

Institutional Fiduciary Trust:
Money Market Portfolio[a]	November 30, 2019 – January 31, 2020

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund[a]	November 30, 2019 – January 31, 2020
Franklin International Growth Fund[a]	November 30, 2019 – January 31, 2020

Franklin U.S. Government Money Fund[a]	November 30, 2019 – January 31, 2020

Franklin Gold and Precious Metals Fund[a]	November 30, 2019 – January 31, 2020

Franklin Universal Trust[a]	November 30, 2019 – January 31, 2020

Templeton China World Fund[a]	November 30, 2019 – January 31, 2020

Templeton Emerging Markets Fund[a]	November 30, 2019 – January 31, 2020

Templeton Emerging Markets Income Fund[a]	November 30, 2019 – January 31, 2020

Templeton Funds:
Templeton International Climate Change Fund[a]	November 30, 2019 – January 31, 2020

Templeton Global Income Fund[a]	November 30, 2019 – January 31, 2020

Templeton Global Smaller Companies Fund[a]	November 30, 2019 – January 31, 2020

Templeton Income Trust:
Templeton Emerging Markets Bond Fund[a]	November 30, 2019 – January 31, 2020
Templeton Global Bond Fund[a]	November 30, 2019 – January 31, 2020
Templeton Global Total Return Fund[a]	November 30, 2019 – January 31, 2020
Templeton International Bond Fund[a]	November 30, 2019 – January 31, 2020

Franklin Custodian Funds:
Franklin DynaTech Fund[a]	November 30, 2019 – January 31, 2020
Franklin Growth Fund[a]	November 30, 2019 – January 31, 2020
Franklin Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin U.S. Government Securities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Utilities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Focused Growth Fund[a]	November 30, 2019 – January 31, 2020

Franklin Strategic Mortgage Portfolio	November 30, 2019 – January 31, 2020

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Convertible Securities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Equity Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin Floating Rate Daily Access Fund[a]	November 30, 2019 – January 31, 2020
Franklin Low Duration Total Return Funda a	November 30, 2019 – January 31, 2020
Franklin Managed Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin Total Return Fund[a]	November 30, 2019 – January 31, 2020

Templeton Developing Markets Trust[a]	November 30, 2019 – January 31, 2020

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin Corefolio Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin Founding Funds Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin Growth Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart Retirement Income Fund	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2020 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2025 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2030 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2035 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2040 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2045 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2050 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2055 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin Moderate Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin NextStep Conservative Fund[a]	November 30, 2019 – January 31, 2020
Franklin NextStep Moderate Fund[a]	November 30, 2019 – January 31, 2020
Franklin NextStep Growth Fund[a]	November 30, 2019 – January 31, 2020
Franklin Payout 2020 Fund[a]	November 30, 2019 – January 31, 2020
Franklin Payout 2021 Fund[a]	November 30, 2019 – January 31, 2020
Franklin Payout 2022 Fund[a]	November 30, 2019 – January 31, 2020

Franklin Templeton Variable Insurance Products Trust:
Franklin Flex Cap Growth VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Founding Funds Allocation VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Income VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Large Cap Growth VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Rising Dividends VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Small Cap Value VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Small-Mid Cap Growth VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Strategic Income VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin VolSmart Allocation VIP Fund[a]	November 30, 2019 – January 31, 2020
Templeton Developing Markets VIP Fund[a]	November 30, 2019 – January 31, 2020
Templeton Foreign VIP Fund[a]	November 30, 2019 – January 31, 2020
Templeton Global Bond VIP Fund[a]	November 30, 2019 – January 31, 2020

Templeton Dragon Fund, Inc.[a]	November 30, 2019 – January 31, 2020

Templeton Institutional Funds:
Foreign Small Companies Series[c]	November 30, 2019 – January 31, 2020
International Equity Series[a]	November 30, 2019 – January 31, 2020

Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF[a]	November 30, 2019 – January 31, 2020

Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin Floating Rate Master Series[a]	November 30, 2019 – January 31, 2020

Franklin Limited Duration Income Trust [a]	November 30, 2019 – January 31, 2020

Franklin Managed Trust:
Franklin Rising Dividends Fund[a]	November 30, 2019 – January 31, 2020

Franklin Templeton ETF Trust:
Franklin LibertyQ Emerging Markets ETF[a]	November 30, 2019 – January 31, 2020
Franklin LibertyQ U.S. Small Cap Equity ETF[a]	November 30, 2019 – January 31, 2020
Franklin LibertyQ U.S. Mid Cap Equity ETF[a]	November 30, 2019 – January 31, 2020
Franklin LibertyQ U.S. Equity ETF[a]	November 30, 2019 – January 31, 2020
Franklin FTSE Asia ex Japan ETF[a]	November 30, 2019 – January 31, 2020
Franklin FTSE China ETF[b]	November 30, 2019 – January 31, 2020
Franklin FTSE Europe Hedged ETF[a]	November 30, 2019 – January 31, 2020
Franklin FTSE Japan ETF[a]	November 30, 2019 – January 31, 2020
Franklin FTSE Japan Hedged ETF[a]	November 30, 2019 – January 31, 2020

Legend:

a: November 30, 2019 represents the date of our last examination.

b: Fund was not in scope for the November 30, 2019 examination.

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Franklin Templeton Funds indicated in Attachment I (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940.  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Funds’ compliance with the requirements of subsection (b) of Rule 17f-2 as of January 31, 2020, and for the periods indicated in Attachment I.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) of Rule 17f-2 as of January 31, 2020, and for the periods indicated in Attachment I, with respect to securities reflected in the investment accounts of the Funds.

By:

/s/GASTON GARDEY

Gaston Gardey

Chief Financial Officer and Chief Accounting Officer

Franklin Funds Board

Date December 18, 2020

/s/ROBERT G. KUBILIS

Robert G. Kubilis

Chief Financial Officer and Chief Accounting Officer

Templeton, New Jersey and Alternative Strategies Funds Board

Date December 18, 2020

/s/MATTHEW T. HINKLE

Matthew T. Hinkle

Chief Executive Officer - Finance and Administration

Date December 18, 2020

Attachment I	Examination Period
Templeton Global Investment Trust:
Templeton Emerging Markets Small Cap Fund[a]	November 30, 2019 – January 31, 2020
Templeton Frontier Markets Fund[a]	November 30, 2019 – January 31, 2020
Templeton Global Balanced Fund[a]	November 30, 2019 – January 31, 2020

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund[a]	November 30, 2019 – January 31, 2020

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund[a]	November 30, 2019 – January 31, 2020
Franklin Growth Opportunities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Natural Resources Fund[a]	November 30, 2019 – January 31, 2020
Franklin Small Cap Growth Fund[a]	November 30, 2019 – January 31, 2020
Franklin Small-Mid Cap Growth Fund[a]	November 30, 2019 – January 31, 2020
Franklin Strategic Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin Templeton SMACS Series Ea	November 30, 2019 – January 31, 2020
Franklin Templeton SMACS Series Ia	November 30, 2019 – January 31, 2020

Franklin High Income Trust:
Franklin High Income Fund[a]	November 30, 2019 – January 31, 2020

Institutional Fiduciary Trust:
Money Market Portfolio[a]	November 30, 2019 – January 31, 2020

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund[a]	November 30, 2019 – January 31, 2020
Franklin International Growth Fund[a]	November 30, 2019 – January 31, 2020

Franklin U.S. Government Money Fund[a]	November 30, 2019 – January 31, 2020

Franklin Gold and Precious Metals Fund[a]	November 30, 2019 – January 31, 2020

Franklin Universal Trust[a]	November 30, 2019 – January 31, 2020

Templeton China World Fund[a]	November 30, 2019 – January 31, 2020

Templeton Emerging Markets Fund[a]	November 30, 2019 – January 31, 2020

Templeton Emerging Markets Income Fund[a]	November 30, 2019 – January 31, 2020

Templeton Funds:
Templeton International Climate Change Fund[a]	November 30, 2019 – January 31, 2020

Templeton Global Income Fund[a]	November 30, 2019 – January 31, 2020

Templeton Global Smaller Companies Fund[a]	November 30, 2019 – January 31, 2020

Templeton Income Trust:
Templeton Emerging Markets Bond Fund[a]	November 30, 2019 – January 31, 2020

Templeton Global Bond Fund[a]	November 30, 2019 – January 31, 2020
Templeton Global Total Return Fund[a]	November 30, 2019 – January 31, 2020
Templeton International Bond Fund[a]	November 30, 2019 – January 31, 2020

Franklin Custodian Funds:
Franklin DynaTech Fund[a]	November 30, 2019 – January 31, 2020
Franklin Growth Fund[a]	November 30, 2019 – January 31, 2020
Franklin Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin U.S. Government Securities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Utilities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Focused Growth Fund[a]	November 30, 2019 – January 31, 2020

Franklin Strategic Mortgage Portfolio	November 30, 2019 – January 31, 2020

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Convertible Securities Fund[a]	November 30, 2019 – January 31, 2020
Franklin Equity Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin Floating Rate Daily Access Fund[a]	November 30, 2019 – January 31, 2020
Franklin Low Duration Total Return Funda a	November 30, 2019 – January 31, 2020
Franklin Managed Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin Total Return Fund[a]	November 30, 2019 – January 31, 2020

Templeton Developing Markets Trust[a]	November 30, 2019 – January 31, 2020

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin Corefolio Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin Founding Funds Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin Growth Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart Retirement Income Fund	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2020 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2025 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2030 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2035 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2040 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2045 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2050 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin LifeSmart 2055 Retirement Target Fund[a]	November 30, 2019 – January 31, 2020
Franklin Moderate Allocation Fund[a]	November 30, 2019 – January 31, 2020
Franklin NextStep Conservative Fund[a]	November 30, 2019 – January 31, 2020
Franklin NextStep Moderate Fund[a]	November 30, 2019 – January 31, 2020
Franklin NextStep Growth Fund[a]	November 30, 2019 – January 31, 2020
Franklin Payout 2020 Fund[a]	November 30, 2019 – January 31, 2020
Franklin Payout 2021 Fund[a]	November 30, 2019 – January 31, 2020
Franklin Payout 2022 Fund[a]	November 30, 2019 – January 31, 2020

Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Flex Cap Growth VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Income VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Large Cap Growth VIP Fund[c]	November 30, 2019 – January 31, 2020
Franklin Rising Dividends VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Small Cap Value VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Small-Mid Cap Growth VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin Strategic Income VIP Fund[a]	November 30, 2019 – January 31, 2020
Franklin VolSmart Allocation VIP Fund[a]	November 30, 2019 – January 31, 2020
Templeton Developing Markets VIP Fund[a]	November 30, 2019 – January 31, 2020
Templeton Foreign VIP Fund[a]	November 30, 2019 – January 31, 2020
Templeton Global Bond VIP Fund[a]	November 30, 2019 – January 31, 2020

Templeton Dragon Fund, Inc.[a]	November 30, 2019 – January 31, 2020

Templeton Institutional Funds:
Foreign Small Companies Series[a]	November 30, 2019 – January 31, 2020
International Equity Series[a]	November 30, 2019 – January 31, 2020

Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF[a]	November 30, 2019 – January 31, 2020

Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund[a]	November 30, 2019 – January 31, 2020
Franklin Floating Rate Master Series[a]	November 30, 2019 – January 31, 2020

Franklin Limited Duration Income Trust [a]	November 30, 2019 – January 31, 2020

Franklin Managed Trust:
Franklin Rising Dividends Fund[a]	November 30, 2019 – January 31, 2020

Franklin Templeton ETF Trust:
Franklin LibertyQ Emerging Markets ETF[a]	November 30, 2019 – January 31, 2020
Franklin LibertyQ U.S. Small Cap Equity ETF[a]	November 30, 2019 – January 31, 2020
Franklin LibertyQ U.S. Mid Cap Equity ETF[a]	November 30, 2019 – January 31, 2020
Franklin LibertyQ U.S. Equity ETF[a]	November 30, 2019 – January 31, 2020
Franklin FTSE Asia ex Japan ETF[a]	November 30, 2019 – January 31, 2020
Franklin FTSE China ETF[b]	November 30, 2019 – January 31, 2020
Franklin FTSE Europe Hedged ETF[a]	November 30, 2019 – January 31, 2020
Franklin FTSE Japan ETF[a]	November 30, 2019 – January 31, 2020
Franklin FTSE Japan Hedged ETF[a]	November 30, 2019 – January 31, 2020

Legend:

a: November 30, 2019 represents the date of our last examination.

b: Fund was not in scope for the November 30, 2019 examination.